Exhibit 99.1
The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS THIRD QUARTER LOSS PER COMMON SHARE OF $0.84
NEW YORK, October 18, 2011 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $3.59 billion and a net loss of $393 million for the third quarter ended September 30, 2011. The diluted loss per common share was $0.84 compared with diluted earnings per common share of $2.98 for the third quarter of 2010 and $1.85 for the second quarter of 2011.
Annualized return on average common shareholders’ equity (ROE) (1) was 3.7% for the first nine months of 2011. Excluding the preferred dividend of $1.64 billion related to the redemption of the firm’s Series G Preferred Stock in the first quarter of 2011, annualized ROE was 6.0% (2) for the first nine months of 2011.
Highlights
•	Goldman Sachs continued to rank first in worldwide announced mergers and acquisitions for the year-to-date. (3)

•	The firm continued its leadership in equity underwriting, ranking first in worldwide equity and equity-related offerings, common stock offerings and initial public offerings for the year-to-date. (3)

•	The firm’s global core excess liquidity (4) averaged $164 billion for the third quarter of 2011, unchanged compared with the average for the second quarter of 2011.

“CEO and investor confidence as well as asset prices across markets were lower in the third quarter given the uncertain macroeconomic and market conditions. Our results were significantly impacted by the environment and we were disappointed to record a loss in the quarter,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “However, we believe the strength of both our client franchise and our balance sheet positions us well for when economies and markets improve.”

Media Relations: Lucas van Praag 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues
Investment Banking
Net revenues in Investment Banking were $781 million, 33% lower than the third quarter of 2010 and 46% lower than the second quarter of 2011. Net revenues in Financial Advisory were $523 million, up slightly from the third quarter of 2010. Net revenues in the firm’s Underwriting business were $258 million, 61% lower than the third quarter of 2010. Net revenues in both equity underwriting and debt underwriting were significantly lower than the third quarter of 2010, reflecting a significant decline in industry-wide activity. The firm’s investment banking transaction backlog increased compared with the end of the second quarter of 2011. (5)
Institutional Client Services
Net revenues in Institutional Client Services were $4.06 billion, 13% lower than the third quarter of 2010 and 16% higher than the second quarter of 2011.
Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.73 billion, 36% lower than the third quarter of 2010. During the quarter, global economic uncertainty intensified, resulting in volatile markets and significantly wider credit spreads. Although these factors contributed to difficult market-making conditions, particularly in credit products, mortgages and currencies, activity levels were generally consistent with the prior quarter. The decline in net revenues compared with the third quarter of 2010 reflected significantly lower results in credit products, mortgages and, to a lesser extent, currencies. Net revenues in commodities and interest rate products were both higher compared with the third quarter of 2010.
Net revenues in Equities were $2.33 billion, 18% higher than the third quarter of 2010. This increase was primarily due to significantly higher commissions and fees, reflecting higher transaction volumes. Securities services net revenues were higher compared with the third quarter of 2010, primarily reflecting the impact of higher average customer balances. In addition, net revenues in equities client execution were slightly higher compared with the third quarter of 2010. During the quarter, Equities operated in an environment characterized by a significant decline in global equity markets and a sharp increase in volatility levels.
Investing & Lending
Investing & Lending recorded negative net revenues of $2.48 billion for the third quarter of 2011. These results reflected a significant decline in global equity markets and unfavorable credit markets. Results for the third quarter of 2011 included a loss of $1.05 billion from the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC), net losses of $1.00 billion from other investments in equities, primarily in public equities, as well as net losses of $907 million from debt securities and loans. These net losses were partially offset by net revenues related to the firm’s consolidated entities held for investment purposes.

Investment Management
Net revenues in Investment Management were $1.22 billion, 4% lower than both the third quarter of 2010 and the second quarter of 2011. The decrease in net revenues compared with the third quarter of 2010 was due to lower incentive fees, partially offset by higher management and other fees, primarily reflecting higher average assets under management. During the quarter, assets under management decreased $23 billion to $821 billion, reflecting net market depreciation of $29 billion, primarily in equity assets, partially offset by net inflows of $6 billion (6).
Expenses
Operating expenses were $4.32 billion, 29% lower than the third quarter of 2010 and 24% lower than the second quarter of 2011. The firm is continuing to implement the expense reduction initiatives which began in the second quarter of 2011.
Compensation and Benefits
The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $1.58 billion for the third quarter of 2011, a 59% decline compared with the third quarter of 2010. The ratio of compensation and benefits to net revenues for the first nine months of 2011 was 44.0%. Total staff levels decreased 4% compared with the end of the second quarter of 2011.
Non-Compensation Expenses
Non-compensation expenses were $2.74 billion, 21% higher than the third quarter of 2010 and 11% higher than the second quarter of 2011. The increase compared with the third quarter of 2010 primarily reflected higher brokerage, clearing, exchange and distribution fees, principally reflecting higher transaction volumes in Equities, and the impact of the U.K. bank levy (7) of approximately $100 million (included in other expenses). The third quarter of 2011 included net provisions for litigation and regulatory proceedings of $59 million.
Provision for Taxes
The effective income tax rate for the first nine months of 2011 was 30.3% (8), down from 32.4% for the first half of 2011. The decrease in the effective income tax rate was primarily due to an increase in permanent benefits as a percentage of lower earnings and changes in the earnings mix.

Capital
As of September 30, 2011, total capital was $245.74 billion, consisting of $70.09 billion in total shareholders’ equity (common shareholders’ equity of $66.99 billion and preferred stock of $3.10 billion) and $175.65 billion in unsecured long-term borrowings. Book value per common share was $131.09 and tangible book value per common share (9) was $120.41, both essentially unchanged compared with the end of the second quarter of 2011. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 511.0 million at period end.
During the quarter, the firm repurchased 18.1 million shares of its common stock at an average cost per share of $119.66, for a total cost of $2.16 billion. The remaining share authorization under the firm’s existing repurchase program is 72.7 million shares. (10)
Under the regulatory capital guidelines currently applicable to bank holding companies (Basel 1), the firm’s Tier 1 capital ratio (11) was 13.8% and the firm’s Tier 1 common ratio (12) was 12.1% as of September 30, 2011, compared with 14.7% and 12.9%, respectively, as of the end of the second quarter of 2011.
Other Balance Sheet and Liquidity Metrics
•	Total assets (13) were $949 billion as of September 30, 2011, compared with $937 billion as of June 30, 2011.

•	Level 3 assets (13) were $47 billion as of September 30, 2011, unchanged from June 30, 2011, and represented 4.9% of total assets.

•
The firm’s global core excess liquidity (4) was $164 billion as of September 30, 2011 and averaged $164 billion for the third quarter of 2011, unchanged compared with the average for the second quarter of 2011.

Dividends
The Goldman Sachs Group, Inc. declared a dividend of $0.35 per common share to be paid on December 29, 2011 to common shareholders of record on December 1, 2011. The firm also declared dividends of $239.58, $387.50, $255.56 and $255.56 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on November 10, 2011 to preferred shareholders of record on October 26, 2011.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.
Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Conference Call
A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/shareholders. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 97264639, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	September 30,	June 30,	September 30,	June 30,	September 30,
	2011	2011	2010	2011	2010
Investment Banking
Financial Advisory	$523	$637	$499	(18)%	5%

Equity underwriting	90	378	310	(76)	(71)
Debt underwriting	168	433	350	(61)	(52)

Total Underwriting	258	811	660	(68)	(61)

Total Investment Banking	781	1,448	1,159	(46)	(33)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,731	1,599	2,687	8	(36)

Equities client execution	903	623	860	45	5
Commissions and fees	1,019	861	779	18	31
Securities services	409	432	343	(5)	19

Total Equities	2,331	1,916	1,982	22	18

Total Institutional Client Services	4,062	3,515	4,669	16	(13)

Investing & Lending
ICBC	(1,045)	(176)	9	N.M.	N.M.
Equity securities (excluding ICBC)	(1,004)	686	823	N.M.	N.M.
Debt securities and loans	(907)	200	508	N.M.	N.M.
Other (14)	477	334	457	43	4

Total Investing & Lending	(2,479)	1,044	1,797	N.M.	N.M.

Investment Management
Management and other fees	1,044	1,080	1,001	(3)	4
Incentive fees	45	63	158	(29)	(72)
Transaction revenues	134	131	119	2	13

Total Investment Management	1,223	1,274	1,278	(4)	(4)

Total net revenues	$3,587	$7,281	$8,903	(51)	(60)

	Nine Months Ended		% Change From
	September 30,	September 30,	September 30,
	2011	2010	2010
Investment Banking
Financial Advisory	$1,517	$1,434	6%

Equity underwriting	894	907	(1)
Debt underwriting	1,087	962	13

Total Underwriting	1,981	1,869	6

Total Investment Banking	3,498	3,303	6

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	7,655	12,071	(37)

Equities client execution	2,505	2,459	2
Commissions and fees	2,851	2,563	11
Securities services	1,213	1,064	14

Total Equities	6,569	6,086	8

Total Institutional Client Services	14,224	18,157	(22)

Investing & Lending
ICBC	(905)	692	N.M.
Equity securities (excluding ICBC)	736	1,626	(55)
Debt securities and loans	317	2,060	(85)
Other (14)	1,122	1,175	(5)

Total Investing & Lending	1,270	5,553	(77)

Investment Management
Management and other fees	3,172	2,899	9
Incentive fees	182	217	(16)
Transaction revenues	416	390	7

Total Investment Management	3,770	3,506	8

Total net revenues	$22,762	$30,519	(25)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	September 30,	June 30,	September 30,	June 30,	September 30,
	2011	2011	2010	2011	2010
Revenues
Investment banking	$781	$1,448	$1,159	(46)%	(33)%
Investment management	1,133	1,188	1,200	(5)	(6)
Commissions and fees	1,056	894	807	18	31
Market making	1,800	1,736	2,849	4	(37)
Other principal transactions	(2,539)	602	1,760	N.M.	N.M.

Total non-interest revenues	2,231	5,868	7,775	(62)	(71)

Interest income	3,354	3,681	2,937	(9)	14
Interest expense	1,998	2,268	1,809	(12)	10

Net interest income	1,356	1,413	1,128	(4)	20

Net revenues, including net interest income	3,587	7,281	8,903	(51)	(60)

Operating expenses
Compensation and benefits	1,578	3,204	3,828	(51)	(59)

Brokerage, clearing, exchange and distribution fees	668	615	519	9	29
Market development	140	183	129	(23)	9
Communications and technology	209	210	192	—	9
Depreciation and amortization	389	372	355	5	10
Occupancy	262	252	297	4	(12)
Professional fees	253	263	256	(4)	(1)
Other expenses	818	570	516	44	59

Total non-compensation expenses	2,739	2,465	2,264	11	21

Total operating expenses	4,317	5,669	6,092	(24)	(29)

Pre-tax earnings / (loss)	(730)	1,612	2,811	N.M.	N.M.
Provision / (benefit) for taxes	(337)	525	913	N.M.	N.M.

Net earnings / (loss)	(393)	1,087	1,898	N.M.	N.M.

Preferred stock dividends	35	35	161	—	(78)

Net earnings / (loss) applicable to common shareholders	$(428)	$1,052	$1,737	N.M.	N.M.

Earnings / (loss) per common share (15)
Basic	$(0.84)	$1.96	$3.19	N.M. %	N.M. %
Diluted	(0.84)	1.85	2.98	N.M.	N.M.

Average common shares outstanding
Basic	518.2	531.9	541.2	(3)	(4)
Diluted	518.2	569.5	582.7	(9)	(11)

Selected Data
Total staff at period end (16)	34,200	35,500	35,400	(4)	(3)
Total staff at period end including consolidated entities held for investment purposes (17)	36,800	38,300	38,900	(4)	(5)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts

	Nine Months Ended		% Change From
	September 30,	September 30,	September 30,
	2011	2010	2010
Revenues
Investment banking	$3,498	$3,303	6%
Investment management	3,495	3,254	7
Commissions and fees	2,969	2,665	11
Market making	7,998	12,084	(34)
Other principal transactions	675	5,048	(87)

Total non-interest revenues	18,635	26,354	(29)

Interest income	10,142	9,240	10
Interest expense	6,015	5,075	19

Net interest income	4,127	4,165	(1)

Net revenues, including net interest income	22,762	30,519	(25)

Operating expenses
Compensation and benefits	10,015	13,123	(24)

U.K. bank payroll tax	—	600	(100)

Brokerage, clearing, exchange and distribution fees	1,903	1,703	12
Market development	502	355	41
Communications and technology	617	554	11
Depreciation and amortization	1,351	1,164	16
Occupancy	781	827	(6)
Professional fees	749	665	13
Other expenses	1,922	2,110	(9)

Total non-compensation expenses	7,825	7,378	6

Total operating expenses	17,840	21,101	(15)

Pre-tax earnings	4,922	9,418	(48)
Provision for taxes	1,493	3,451	(57)

Net earnings	3,429	5,967	(43)

Preferred stock dividends	1,897	481	N.M.

Net earnings applicable to common shareholders	$1,532	$5,486	(72)

Earnings per common share
Basic (15)	$2.84	$10.06	(72)%
Diluted	2.70	9.39	(71)

Average common shares outstanding
Basic	530.1	542.3	(2)
Diluted	566.6	584.4	(3)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(UNAUDITED)
Average Daily VaR (18)
$ in millions

	Three Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2010
Risk Categories
Interest rates	$90	$76	$88
Equity prices	24	35	58
Currency rates	15	21	23
Commodity prices	25	39	29
Diversification effect (19)	(52)	(70)	(77)

Total	$102	$101	$121

Assets Under Management (20) $ in billions

	As of			% Change From
	September 30,	June 30,	September 30,	June 30,	September 30,
	2011	2011	2010	2011	2010
Asset Class
Alternative investments	$144	$148	$148	(3)%	(3)%
Equity	123	148	133	(17)	(8)
Fixed income	347	352	343	(1)	1

Total non-money market assets	614	648	624	(5)	(2)

Money markets	207	196	199	6	4

Total assets under management	$821	$844	$823	(3)	—

	Three Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2010
Balance, beginning of period	$844	$840	$802

Net inflows / (outflows)
Alternative investments	—	(3)	(1)
Equity	—	(2)	(8)
Fixed income	(5)	7	2

Total non-money market net inflows / (outflows)	(5)	2	(7)

Money markets	11	(5)	(6)

Total net inflows / (outflows)	6 (6)	(3)	(13)

Net market appreciation / (depreciation)	(29)	7	34

Balance, end of period	$821	$844	$823

Footnotes
(1)
Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The impact of the $1.64 billion Series G Preferred Stock dividend in the first quarter of 2011 was not annualized in the calculation of annualized net earnings applicable to common shareholders as this amount has no impact on other quarters in the year. The table below presents the firm’s average common shareholders’ equity:

	Average for the
	Three Months Ended	Nine Months Ended
	September 30, 2011	September 30, 2011
	(unaudited, $ in millions)
Total shareholders’ equity	$71,265	$73,433
Preferred stock	(3,100)	(4,257)

Common shareholders’ equity	$68,165	$69,176

(2)
Management believes that presenting the firm’s ROE excluding the impact of the $1.64 billion Series G Preferred Stock dividend in the first quarter of 2011 is meaningful because it increases the comparability of period-to-period results. ROE excluding this dividend is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. The tables below present the calculation of net earnings applicable to common shareholders and average common shareholders’ equity excluding the impact of this dividend:

For the
Nine Months Ended
September 30, 2011
(unaudited, $ in millions)
Net earnings applicable to common shareholders	$1,532
Impact of the Series G Preferred Stock dividend	1,643

Net earnings applicable to common shareholders, excluding the impact of the Series G Preferred Stock dividend	$3,175

Average for the
Nine Months Ended
September 30, 2011
(unaudited, $ in millions)
Total shareholders’ equity	$73,433
Preferred stock	(4,257)

Common shareholders’ equity	69,176
Impact of the Series G Preferred Stock dividend	1,150

Common shareholders’ equity, excluding the impact of the Series G Preferred Stock dividend	$70,326

(3)	Thomson Reuters — January 1, 2011 through September 30, 2011.

(4)
The firm’s global core excess represents a pool of excess liquidity consisting of unencumbered, highly liquid securities and cash. These amounts represent preliminary estimates as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2011. For a further discussion of the firm’s global core excess liquidity pool, see “Liquidity Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2011.

(5)
The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(6)	Includes $6 billion of net asset inflows in connection with the firm’s acquisitions of Goldman Sachs & Partners Australia Group Holdings Pty Ltd and Benchmark Asset Management Company Private Limited.

(7)
During the third quarter of 2011, the United Kingdom enacted legislation that imposes an annual non-deductible tax (U.K. bank levy) on relevant liabilities, as defined in the legislation, for periods ending on or after January 1, 2011 for certain financial services activities of large banks, including their subsidiaries, that operate in the U.K. The firm’s current estimate of the tax for 2011 is approximately $130 million, of which three-fourths, or approximately $100 million, was recognized in non-compensation expenses during the quarter.

Footnotes (continued)
(8)
The effective income tax rate for the first nine months of 2011 was 30.3%, compared with 35.2% for 2010. Excluding the impact of the $465 million U.K. bank payroll tax for the full year and the $550 million SEC settlement, substantially all of which was non-deductible, the effective income tax rate for 2010 was 32.7%. The decrease from 32.7% to 30.3% was primarily due to an increase in permanent benefits as a percentage of lower earnings and changes in the earnings mix. Management believes that presenting the firm’s effective income tax rate for 2010 excluding the impact of these items is meaningful as excluding them increases the comparability of period-to-period results. The effective income tax rate excluding the impact of these items is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. The table below presents the calculation of the effective income tax rate excluding the impact of these amounts:

	For the
	Year Ended December 31, 2010
	Pre-tax	Provision	Effective income
	earnings	for taxes	tax rate
	(unaudited, $ in millions)
As reported	$12,892	$4,538	35.2%
Add back:
Impact of the U.K. bank payroll tax	465	—
Impact of the SEC settlement	550	6

As adjusted	$13,907	$4,544	32.7%

(9)
Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents the reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of
September 30, 2011
(unaudited, $ in millions)
Total shareholders’ equity	$70,088
Preferred stock	(3,100)

Common shareholders’ equity	66,988
Goodwill and identifiable intangible assets	(5,459)

Tangible common shareholders’ equity	$61,529

(10)
The remaining share authorization represents the remaining shares that may be repurchased under the repurchase program approved by the Board of Directors of the firm. As disclosed in “Note 19. Shareholders’ Equity” in Part I, Item 1 “Financial Statements” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2011, share repurchases require approval by the Board of Governors of the Federal Reserve System.

(11)
The Tier 1 capital ratio equals Tier 1 capital divided by risk-weighted assets. The firm’s risk-weighted assets under Basel 1 were approximately $456 billion as of September 30, 2011. This ratio represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2011. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2011.

(12)
The Tier 1 common ratio equals Tier 1 common capital divided by risk-weighted assets. As of September 30, 2011, Tier 1 common capital was $55.0 billion, consisting of Tier 1 capital of $63.1 billion less preferred stock of $3.1 billion and junior subordinated debt issued to trusts of $5.0 billion. Management believes that the Tier 1 common ratio is meaningful because it is one of the measures that the firm and investors use to assess capital adequacy. The Tier 1 common ratio is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. This ratio represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2011. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2011.

(13)	This amount represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2011.

(14)	Primarily includes net revenues related to the firm’s consolidated entities held for investment purposes.

(15)
Unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology for the three months ended September 30, 2011 was a loss per common share (basic and diluted) of $0.01. In addition, the impact of applying this methodology was a reduction to basic earnings per common share of $0.02 for both the three months ended June 30, 2011 and September 30, 2010, and $0.05 and $0.06 for the nine months ended September 30, 2011 and September 30, 2010, respectively.

(16)	Includes employees, consultants and temporary staff.

(17)
Compensation and benefits and non-compensation expenses related to consolidated entities held for investment purposes are included in their respective line items in the consolidated statements of earnings.

Footnotes (continued)
(18)
VaR is the potential loss in value of the firm’s inventory positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of VaR, see “Market Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2011.

(19)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(20)	Assets under management include only client assets where the firm earns a fee for managing assets on a discretionary basis.